Exhibit 99.1

Armstrong World Industries Reports Second-Quarter 2023 Results

Second-Quarter 2023 Results

•
Net sales up 1% versus the prior-year quarter on strong average unit value ("AUV") performance
•
Operating income up 22% with 440 basis points of margin expansion and diluted net earnings per share up 21% versus the prior-year quarter
•
Adjusted EBITDA up 10% with 260 basis points of margin expansion and adjusted diluted net earnings per share up 7% versus the prior-year quarter
•
Year-to-date cash flow from operating and investing activities up 43% and adjusted free cash flow up 60% versus the prior-year period

LANCASTER, Pa., July 25, 2023 -- Armstrong World Industries, Inc. (NYSE:AWI), a leader in the design, innovation and manufacture of ceiling and wall solutions in the Americas, today reported second-quarter 2023 financial results featuring strong operating income and adjusted EBITDA growth and margin expansion with positive contributions from both the Mineral Fiber and Architectural Specialties segments.

“Our results this quarter continue to demonstrate the resilience of our business model and our team’s strong focus on execution. We delivered double-digit adjusted EBITDA growth with meaningful margin expansion in both the Mineral Fiber and Architectural Specialties segments, while navigating softer market conditions,” said Vic Grizzle, President and CEO of Armstrong World Industries. “With the relentless commitment of our team to deliver results, we are on track to generate solid sales, earnings and cash flow growth for 2023, even as challenging market conditions persist. We also remain focused on furthering our digital and healthy spaces initiatives and pursuing attractive, bolt-on acquisitions, including our acquisition of BOK Modern, a design leader in metal architectural solutions. BOK Modern is a strong complement to our existing metal portfolio, and we are excited to welcome their team and work together to accelerate growth in this attractive category.”

Second-Quarter Results

(Dollar amounts in millions except per-share data)	For the Three Months Ended June 30,
	2023	2022	Change
Net sales	$325.4	$321.0	1.4%
Operating income	$87.0	$71.6	21.5%
Operating income margin (Operating income as a % of net sales)	26.7%	22.3%	440bps
Net earnings	$60.2	$52.2	15.3%
Diluted net earnings per share	$1.34	$1.11	20.7%

Additional Non-GAAP* Measures
Adjusted EBITDA	$111	$102	9.8%
Adjusted EBITDA margin (Adjusted EBITDA as a % of net sales)	34.2%	31.6%	260bps
Adjusted net earnings	$62	$60	3.1%
Adjusted diluted net earnings per share	$1.38	$1.29	7.0%

* The Company uses non-GAAP adjusted measures in managing the business and believes the adjustments provide meaningful comparisons of operating performance between periods and are useful alternative measures of performance. Reconciliations of the most comparable generally accepted accounting principles in the United States ("GAAP") measure are found in the tables at the end of this press release. Excluding per share data, non-GAAP figures are rounded to the nearest million and corresponding percentages are rounded to the nearest decimal.

Second-quarter 2023 consolidated net sales increased 1.4% from prior-year results, driven by favorable Average Unit Value (dollars per unit sold, or "AUV") of $17 million which was partially offset by lower volumes of $12 million. Architectural Specialties net sales increased $5 million and Mineral Fiber net sales decreased slightly from the prior-year period.

Second-quarter 2023 operating income increased 21.5% versus the prior-year period driven primarily by favorable AUV performance, lower acquisition-related charges, primarily related to a prior-year quarter loss on the change in fair value of contingent consideration related to our 2020 acquisition of TURF Design, Inc., and an increase in Worthington Armstrong Joint Venture ('WAVE") equity earnings. These benefits were partially offset by impacts from lower volumes and an increase in selling expense.

Second-Quarter Segment Results

Mineral Fiber

(Dollar amounts in millions)	For the Three Months Ended June 30,
	2023	2022	Change
Net sales	$234.0	$234.5	(0.2)%
Operating income	$75.5	$71.4	5.7%
Adjusted EBITDA*	$95	$89	6.7%
Operating income margin	32.3%	30.4%	190bps
Adjusted EBITDA margin*	40.4%	37.8%	260bps

Mineral Fiber net sales decreased in the second quarter of 2023 due to $17 million of lower volumes, partially offset by $16 million of favorable AUV. The year-over year decrease in volumes was driven primarily by softer market demand. The increase in AUV in the second quarter was primarily due to favorable like-for-like price, while mix was essentially unchanged compared to prior year as positive product mix offset channel mix headwinds.

Second-quarter 2023 operating income for Mineral Fiber increased 5.7% primarily due to a $14 million benefit from favorable AUV, a $4 million increase in WAVE equity earnings and benefits driven by current year cost savings initiatives. These increases were partially offset by a $12 million decrease from lower sales volumes and a $2 million increase in selling expenses, primarily in support of our digital initiatives.

Architectural Specialties

(Dollar amounts in millions)	For the Three Months Ended June 30,
	2023	2022	Change
Net sales	$91.4	$86.5	5.7%
Operating income	$12.2	$1.1	Favorable
Adjusted EBITDA*	$17	$13	30.8%
Operating income margin	13.3%	1.3%	1200bps
Adjusted EBITDA margin*	18.5%	14.9%	360bps

Second-quarter 2023 net sales in Architectural Specialties increased 5.7% from prior-year results, driven by growth across most product categories and favorable project mix.

The increase in second-quarter Architectural Specialties operating income was driven by a $7 million benefit from increased sales volumes and improved project margins. Also contributing to the increase in operating income was a $7 million reduction in acquisition-related expenses, primarily due to a prior-year quarter loss on the change in fair value of contingent consideration recorded in the prior-year period related to our 2020 acquisition of TURF Design, Inc. These benefits were partially offset by a $2 million increase in manufacturing costs and a $1 million increase in selling expenses.

Cash Flow

Cash flows from operating activities for the first six months of 2023 increased $31 million versus the prior-year period, while cash flows used for investing activities decreased $4 million versus the prior-year period. The net $26 million, or 43%, increase in operating and investing cash flows was primarily due to favorable working capital changes, most notably in inventories and receivables, and an increase in dividends from WAVE, partially offset by an increase in purchases of property, plant and equipment and the acquisition of co-ownership interest in certain software-related intellectual property.

Share Repurchase Program

During the second quarter of 2023, we repurchased 0.4 million shares of common stock for a total cost of $30 million, excluding the cost of commissions and taxes. As of June 30, 2023, there was $292 million remaining under the Board of Directors' current authorized share repurchase program. On July 18, 2023 the Board of Directors authorized an additional $500 million to be added to the Company's existing share repurchase program authorization and extended the authorization through December 2026**.

**In July 2016, our Board of Directors approved a share repurchase program authorizing us to repurchase up to $150 million of our outstanding common stock through July 2018 (the “Program”). Pursuant to additional authorization and extensions of the Program approved by our Board of Directors, including $500 million authorized on July 18, 2023, we are authorized to purchase up to $1,700 million of our outstanding shares of common stock through December 2026. Since inception and through June 30, 2023, we have repurchased 13.2 million shares under the Program for a total cost of $908 million, excluding commissions and taxes.

Acquisition of BOK Modern

In July 2023, the Company acquired BOK Modern, LLC ("BOK") for a total cash consideration of $13.8 million and additional contingent consideration payable upon the achievement of certain future performance objectives through 2025. BOK is a leading designer of metal architectural solutions based in California with 2022 revenues of approximately $12 million.

Updating 2023 Outlook

“Our first half results are in-line with our expectations of delivering top line, bottom line and adjusted free cash flow growth in 2023. We are modestly updating our full year 2023 outlook to reflect our confidence in delivering the full year,” said Chris Calzaretta, AWI CFO. “Strong execution at our plants drove manufacturing productivity and operational efficiencies, while rigorous cost control discipline continued in the quarter. We remain confident in our growth strategy and the cash flow generation of the business which enables us to fund all of our capital allocation priorities.”

		For the Year Ended December 31, 2023
(Dollar amounts in millions except per-share data)	2022 Actual	Current Guidance			VPY Growth %
Net sales	$1,233	$1,265	to	$1,305	3%	to	6%
Adjusted EBITDA*	$385	$400	to	$420	4%	to	9%
Adjusted diluted net earnings per share*	$4.74	$4.85	to	$5.05	2%	to	7%
Adjusted free cash flow*	$221	$240	to	$250	9%	to	13%

Earnings Webcast

Management will host a live webcast conference call at 10:00 a.m. ET today, to discuss second-quarter 2023 results. This event will be available on the Company's website. The call and accompanying slide presentation can be found on the investor relations section of the Company's website at www.armstrongworldindustries.com. The replay of this event will be available on the website for up to one year after the date of the call.

Uncertainties Affecting Forward-Looking Statements

Disclosures in this release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, those relating to future financial and operational results, expected savings from cost management initiatives, the performance of our WAVE joint venture, market and broader economic conditions and guidance. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. This includes annual guidance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” sections of our reports on Form 10-K and 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”), including the Form 10-Q for the quarter ended June 30, 2023, that the Company expects to file today. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

About Armstrong and Additional Information

Armstrong World Industries, Inc. is a leader in the design, innovation and manufacture of innovative ceiling and wall system solutions in the Americas. With $1.2 billion in revenue in 2022, AWI has approximately 3,000 employees and a manufacturing network of 16 facilities, plus seven facilities dedicated to its WAVE joint venture.

More details on the Company’s performance can be found in its report on Form 10-Q for the quarter ended June 30, 2023, that the Company expects to file with the SEC today.

Contacts

Investors & Media: Theresa Womble, tlwomble@armstrongceilings.com or (717) 396-6354

Reported Financial Results

(Amounts in millions, except per share data)

SELECTED FINANCIAL RESULTS

Armstrong World Industries, Inc. and Subsidiaries

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Net sales	$325.4	$321.0	$635.6	$603.6
Cost of goods sold	201.4	203.1	399.5	383.5
Gross profit	124.0	117.9	236.1	220.1
Selling, general and administrative expenses	61.9	61.5	124.6	118.6
Loss related to change in fair value of contingent consideration	-	6.1	-	6.2
Equity (earnings) from joint venture	(24.9)	(21.3)	(45.7)	(39.5)
Operating income	87.0	71.6	157.2	134.8
Interest expense	9.2	5.8	17.9	10.9
Other non-operating (income), net	(2.2)	(1.4)	(4.6)	(2.7)
Earnings before income taxes	80.0	67.2	143.9	126.6
Income tax expense	19.8	15.0	36.4	30.0
Net earnings	$60.2	$52.2	$107.5	$96.6

Diluted net earnings per share of common stock	$1.34	$1.11	$2.38	$2.05
Average number of diluted common shares outstanding	45.0	46.7	45.2	47.0

SEGMENT RESULTS

Armstrong World Industries, Inc. and Subsidiaries

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Net Sales
Mineral Fiber	$234.0	$234.5	$462.4	$437.7
Architectural Specialties	91.4	86.5	173.2	165.9
Total net sales	$325.4	$321.0	$635.6	$603.6

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Segment operating income (loss)
Mineral Fiber	$75.5	$71.4	$139.3	$129.1
Architectural Specialties	12.2	1.1	19.4	7.6
Unallocated Corporate	(0.7)	(0.9)	(1.5)	(1.9)
Total consolidated operating income	$87.0	$71.6	$157.2	$134.8

SELECTED BALANCE SHEET INFORMATION

Armstrong World Industries, Inc. and Subsidiaries

	Unaudited
	June 30, 2023	December 31, 2022
Assets
Current assets	$362.0	$356.5
Property, plant and equipment, net	559.0	554.4
Other non-current assets	791.3	776.3
Total assets	$1,712.3	$1,687.2
Liabilities and shareholders’ equity
Current liabilities	$176.8	$182.7
Non-current liabilities	968.8	969.5
Equity	566.7	535.0
Total liabilities and shareholders’ equity	$1,712.3	$1,687.2

SELECTED CASH FLOW INFORMATION

Armstrong World Industries, Inc. and Subsidiaries

(Unaudited)

	For the Six Months Ended June 30,
	2023	2022
Net earnings	$107.5	$96.6
Other adjustments to reconcile net earnings to net cash provided by operating activities	(0.8)	13.9
Changes in operating assets and liabilities, net	(12.8)	(47.4)
Net cash provided by operating activities	93.9	63.1
Net cash (used for) investing activities	(6.0)	(1.6)
Net cash (used for) financing activities	(92.6)	(80.2)
Effect of exchange rate changes on cash and cash equivalents	0.3	(0.1)
Net (decrease) in cash and cash equivalents	(4.4)	(18.8)
Cash and cash equivalents at beginning of year	106.0	98.1
Cash and cash equivalents at end of period	$101.6	$79.3

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

(Amounts in millions, except per share data)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company provides additional measures of performance adjusted to exclude the impact of certain discrete expenses and income including adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), adjusted diluted net earnings per share ("EPS") and adjusted free cash flow. Investors should not consider non-GAAP measures as a substitute for GAAP measures. The Company excludes certain acquisition related expenses (i.e. – changes in the fair value of contingent consideration and deferred compensation accruals for recent acquisitions). The deferred compensation accruals are for cash and stock awards that are recorded over each award's respective vesting period, as such payments are subject to the sellers’ and employees’ continued employment with the Company. The Company excludes all acquisition-related intangible amortization from adjusted net earnings and in calculations of adjusted diluted EPS. Examples of other excluded items have included plant closures, restructuring charges and related costs, impairments, separation costs and other cost reduction initiatives, environmental site expenses and environmental insurance recoveries, endowment level charitable contributions, and certain other gains and losses. The Company also excludes income/expense from its U.S. Retirement Income Plan (“RIP”) in the non-GAAP results as it represents the actuarial net periodic benefit credit/cost recorded. For all periods presented, the Company was not required and did not make cash contributions to the RIP based on guidelines established by the Pension Benefit Guaranty Corporation, nor does the Company expect to make cash contributions to the plan in 2023. Adjusted free cash flow is defined as cash from operating and investing activities, adjusted to remove the impact of cash used or proceeds received for acquisitions and divestitures, environmental site expenses and environmental insurance recoveries. Management's adjusted free cash flow measure includes returns of investment from WAVE and cash proceeds received from the settlement of company-owned life insurance policies, which are presented within investing activities on our condensed consolidated statement of cash flows. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as prospects for its future performance. The Company also uses adjusted EBITDA and adjusted free cash flow as factors in determining at-risk compensation for senior management. These non-GAAP measures may not be defined and calculated the same as similar measures used by other companies. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures.

In the following charts, numbers may not sum due to rounding. Excluding adjusted diluted EPS, non-GAAP figures are rounded to the nearest million and corresponding percentages are rounded to the nearest percent based on unrounded figures.

Consolidated Results – Adjusted EBITDA

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Net Sales	$325	$321	$636	$604

Net earnings	$60	$52	$108	$97
Add: Income tax expense	20	15	36	30
Earnings before income taxes	$80	$67	$144	$127
Add: Interest/other income and expense, net	7	4	13	8
Operating income	$87	$72	$157	$135
Add: RIP expense (1)	1	1	1	2
Add: Acquisition-related impacts (2)	1	8	3	10
Add: Cost reduction initiatives	-	-	3	-
Adjusted operating income	$89	$81	$164	$147
Add: Depreciation and amortization	22	21	43	42
Adjusted EBITDA	$111	$102	$207	$189

Operating income margin	26.7%	22.3%	24.7%	22.3%
Adjusted EBITDA margin	34.2%	31.6%	32.6%	31.3%

(1) RIP expense represents only the plan service cost that is recorded within Operating income. For all periods presented, we were not required to and did not make cash contributions to our RIP.

(2) Represents the impact of acquisition-related adjustments for changes in fair value of contingent consideration, deferred compensation and restricted stock expenses.

Mineral Fiber

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Net Sales	$234	$235	$462	$438

Operating income	$76	$71	$139	$129
Add: Cost reduction initiatives	-	-	3	-
Adjusted operating income	$76	$71	$142	$129
Add: Depreciation and amortization	19	17	37	34
Adjusted EBITDA	$95	$89	$179	$163

Operating income margin	32.3%	30.4%	30.1%	29.5%
Adjusted EBITDA margin	40.4%	37.8%	38.6%	37.3%

Architectural Specialties

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Net Sales	$91	$87	$173	$166

Operating income	$12	$1	$19	$8
Add: Acquisition-related impacts (1)	1	8	3	10
Adjusted operating income	$14	$9	$22	$18
Add: Depreciation and amortization	3	4	6	8
Adjusted EBITDA	$17	$13	$29	$26

Operating income margin	13.3%	1.3%	11.2%	4.6%
Adjusted EBITDA margin	18.5%	14.9%	16.5%	15.6%

(1) Represents the impact of acquisition-related adjustments for changes in fair value of contingent consideration, deferred compensation and restricted stock expenses.

Unallocated Corporate

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Operating (loss)	$(1)	$(1)	$(2)	$(2)
Add: RIP expense (1)	1	1	1	2
Adjusted operating (loss)	$-	$-	$-	$-
Add: Depreciation and amortization	-	-	-	-
Adjusted EBITDA	$-	$-	$-	$-

(1) RIP expense represents only the plan service cost that is recorded within Operating income. For all periods presented, we were not required to and did not make cash contributions to our RIP.

Adjusted Free Cash Flow

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Net cash provided by operating activities	$68	$46	$94	$63
Net cash (used for) investing activities	(5)	(2)	(6)	(2)
Net cash provided by operating and investing activities	$63	$45	$88	$62
Add: Acquisition of co-ownership interest in software-related intellectual property	10	-	10	-
Add: Net environmental expenses	-	-	-	1
Add: Contingent consideration in excess of acquisition-date fair value (1)	-	-	5	2
Adjusted Free Cash Flow	$73	$45	$103	$64

(1) Contingent compensation payments related to 2020 acquisitions recorded as a component of net cash provided by operating activities.

Adjusted Diluted Net Earnings Per Share (EPS)

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2023		2022		2023		2022
	Total	Per Diluted Share	Total	Per Diluted Share	Total	Per Diluted Share	Total	Per Diluted Share
Net earnings	$60	$1.34	$52	$1.11	$108	$2.38	$97	$2.05
Add: Income tax expense	20		15		36		30
Earnings before income taxes	$80		$67		$144		$127
(Less): RIP (credit) (1)	-		-		(1)		-
Add: Acquisition-related impacts (2)	1		8		3		10
Add: Acquisition-related amortization (3)	1		2		3		5
Add: Cost reduction initiatives	-		-		3		-
Adjusted earnings before income taxes	$83		$77		$151		$142
(Less): Adjusted income tax expense (4)	(20)		(17)		(38)		(34)
Adjusted net earnings	$62	$1.38	$60	$1.29	$113	$2.50	$108	$2.30
Adjusted diluted EPS change versus prior year		7.0%				8.7%
Diluted shares outstanding		45.0		46.7		45.2		47.0
Effective tax rate		25%		22%		25%		24%

(1) RIP (credit) represents the entire actuarial net periodic pension (credit) recorded as a component of net earnings. For all periods presented, we were not required to and did not make cash contributions to our RIP.

(2) Represents the impact of acquisition-related adjustments for changes in fair value of contingent consideration, deferred compensation and restricted stock expenses.

(3) Represents acquisition-related intangible amortization, including customer relationships, developed technology, software, trademarks and brand names, non-compete agreements and other intangibles.

(4) Adjusted income tax expense is calculated using the effective tax rate multiplied by the adjusted earnings before income taxes.

Adjusted EBITDA Guidance

	For the Year Ending December 31, 2023
	Low		High
Net earnings	$208	to	$217
Add: Income tax expense	67		73
Earnings before income taxes	$275	to	$290
Add: Interest expense	35		38
Add: Other non-operating (income), net	(8)		(9)
Operating income	$302	to	$319
Add: RIP expense (1)	3		3
Add: Acquisition-related impacts (2)	4		5
Add: Cost reduction initiatives	3		3
Adjusted operating income	$312	to	$330
Add: Depreciation and amortization	88		90
Adjusted EBITDA	$400	to	$420

(1) RIP expense represents only the plan service cost that is recorded within Operating Income. For all periods presented, we were not required to and did not make cash contributions to our RIP.

(2) Represents the impact of acquisition-related adjustments for deferred compensation and restricted stock expenses.

Adjusted Diluted Net Earnings Per Share Guidance

	For the Year Ending December 31, 2023
	Low	Per Diluted Share(1)		High	Per Diluted Share(1)
Net earnings	$208	$4.62	to	$217	$4.82
Add: Income tax expense	$67			$73
Earnings before income taxes	$275		to	$290
Add: RIP (credit) (2)	$(1)			$(1)
Add: Acquisition-related amortization (3)	$5			$6
Add: Acquisition-related impacts (4)	$4			$5
Add: Cost reduction initiatives	$3			$3
Adjusted earnings before income taxes	$286		to	$304
(Less): Adjusted income tax expense (5)	(69)			(76)
Adjusted net earnings	$217	$4.85	to	$228	$5.05

(1) Adjusted diluted EPS guidance for 2023 is calculated based on ~45 million of diluted shares outstanding.

(2) RIP (credit) represents the entire actuarial net periodic pension (credit) recorded as a component of net earnings. We do not expect to make any cash contributions to our RIP.

(3) Represents acquisition-related intangible amortization, including customer relationships, developed technology, software, trademarks and brand names, non-compete agreements and other intangibles.

(4) Represents the impact of acquisition-related adjustments for deferred compensation and restricted stock expenses.

(5) Income tax expense is based on an adjusted effective tax rate of ~24% for the low end and ~25% for the high end, multiplied by adjusted earnings before income taxes.

Adjusted Free Cash Flow Guidance

	For the Year Ending December 31, 2023
	Low		High
Net cash provided by operating activities	$230	to	$240
Add: Return of investment from joint venture	85		95
Adjusted net cash provided by operating activities	$315	to	$335
Less: Capital expenditures	(75)		(85)
Adjusted Free Cash Flow	$240	to	$250

Source: Armstrong World Industries, Inc.